EXHIBIT 10.4

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of this 4th day of November 2019 by and between Great Southern Bancorp, Inc. (the "Company") and Joseph W. Turner (the "Employee").

WHEREAS, the Employee serves as the President and Chief Executive Officer of the Company and of the Company's wholly-owned subsidiary, Great Southern Bank (the "Bank");

WHEREAS, the Company and the Employee previously entered into an employment agreement dated September 18, 2002 (the "Prior Agreement");

WHEREAS, the board of directors of the Company (the "Board of Directors") believes it is in the best interests of the Company and its subsidiaries for the Company to enter into this Agreement with the Employee, which amends and restates the Prior Agreement in its entirety, in order to (a) revise the provisions regarding bonuses and the deferral of certain compensation, (b) ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended, or any successor provision (the "Code"), (c) clarify the provisions regarding confidential information, and (d) make certain other changes; and

WHEREAS, the Board of Directors has approved and authorized the execution of this Agreement with the Employee;

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein, it is AGREED as follows:

1.	Definitions.

(a) The term "Change in Control" means any of the following events: (1) any person or persons acting as a group (within the meaning of Section 409A of the Code) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company or the Bank possessing 30% or more of the total voting power of the outstanding stock of the Company or the Bank; (2) individuals who are members of the Board of Directors of the Company on the date hereof (the "Incumbent Board") cease for any reason during any 12-month period to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least a majority of the directors comprising the Incumbent Board, or whose nomination for election by the Company's stockholders was approved by the nominating committee serving under an Incumbent Board, shall be considered a member of the Incumbent Board; (3) any person or persons acting as a group (within the meaning of Section 409A of the Code) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets of the Company or the Bank that have a gross fair market value of 40% or more of the total gross fair market value of all of the assets of the Company or the Bank immediately before such acquisition or acquisitions; or (4) any other event which is not covered by the foregoing subsections but which the Board of Directors determines to affect control of the Company or the Bank and with respect to which the Board of Directors adopts a resolution that the event constitutes a Change in Control for purposes of this Agreement; provided that with respect to each of the events covered by clauses (1) through (4) above, the event must also be deemed to be either a change in the ownership of the Company or the Bank, a change in the effective control of the Company or the Bank or a change in the ownership of a substantial portion of the assets of the Company or the Bank within the meaning of Section 409A of the Code.

(b) The term "Consolidated Subsidiaries" means any subsidiary or subsidiaries of the Company (or its successors) that are part of the consolidated group of the Company (or its successors) for federal income tax reporting.

(c) The term "Date of Termination" means the date upon which the Employee's employment with the Company and its Consolidated Subsidiaries ceases, as specified in a notice of termination pursuant to Section 9 of this Agreement, provided that all references in this Agreement to a Date of Termination that results in the payment of severance shall mean the date of the Employee's involuntary Separation from Service.

(d) The term "Effective Date" means the date first written above.

(e) The term "Health Insurance Benefits" shall mean the benefits to be provided pursuant to Section 7(a) of this Agreement to the Employee and his dependents who are covered by the Company or any of its Consolidated Subsidiaries at the time of the Employee's Involuntary Termination (each such person, including the Employee, a "Covered Person" and collectively the "Covered Persons") for the time period set forth in Section 7(a) of this Agreement (the "Coverage Period"), which benefits shall consist of the following: (i) the Company or the Bank shall pay 100% of the premiums for COBRA coverage for each such Covered Person until the earlier of (A) the expiration of the COBRA period, (B) the expiration of the Coverage Period, or (C) the death of such person; and (ii) if the Coverage Period extends beyond the expiration of the COBRA period, then in addition to the premiums specified in clause (i) above, the Company or the Bank shall pay 100% of the premiums for alternative policies which provide the Covered Persons with benefits substantially similar to the benefits then provided to executive officers of the Company and the Bank (or their successors) and their dependents; provided, however, that in the event that the continued participation of the Covered Person in any insurance plan as provided above is barred or would trigger the payment of an excise tax under Section 4980D of the Code, or during the Coverage Period any such insurance plan is discontinued, then the Company and the Bank shall either (A) arrange to provide the Covered Person with alternative benefits substantially similar to those which the Covered Person would be entitled to receive under clauses (i) or (ii) above, provided that the alternative benefits do not trigger the payment of an excise tax under Section 4980D of the Code, or (B) in the event that the continuation of any insurance coverage as specified above would trigger the payment of an excise tax under Section 4980D of the Code or in the event such continued coverage is unable to be provided by the Company or the Bank, pay to the Employee within 30 days following the Date of Termination (or within 30 days following the discontinuation of the benefits if later) a lump sum cash amount equal to the projected cost to the Company and the Bank of providing continued coverage to the Covered Persons until the expiration of the Coverage Period, with the projected cost to be based on the costs being incurred immediately prior to the Involuntary Termination (or the discontinuation of the benefits if later), as increased by 15% on each scheduled renewal date. Any insurance premiums payable by the Company or the Bank as specified above shall be payable at such times and in such amounts (except that the Company or the Bank shall also pay any employee portion of the premiums) as if the Employee was still an executive officer of the Company or the Bank (or their successors), subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Company or the Bank in any taxable year shall not affect the amount of insurance premiums required to be paid by the Company or the Bank in any other taxable year.

(f) The term "Involuntary Termination" means a termination of the employment of the Employee (i) by the Company and the Bank without his express written consent; or (ii) by the Employee by reason of a material diminution of or interference with his duties, responsibilities or benefits, including any of the following actions unless consented to in writing by the Employee: (1) a requirement that the Employee be based at any place other than Springfield, Missouri, or within 50 miles thereof, except for reasonable travel on Company or Bank business; (2) a material demotion of the Employee; (3) a material reduction in the number or seniority of personnel reporting to the Employee or a material reduction in the frequency with which, or in the nature of the matters with respect to which, such personnel are to report to the Employee, other than as part of a Bank- or Company-wide reduction in staff; (4) a material reduction in the Employee's salary or a material adverse change in the Employee's perquisites, benefits, contingent benefits or vacation, other than prior to a Change in Control as part of an overall program applied uniformly and with equitable effect to all members of the senior management of the Bank or the Company; (5) a material permanent increase in the required hours of work or the workload of the Employee; or (6) the failure of the Board of Directors (or a board of directors of a successor of the Company) to elect him as President and Chief Executive Officer of the Company (or a successor of the Company) or any action by the Board of Directors (or a board of directors of a successor of the Company) removing him from any of such office, or the failure of the board of directors of the Bank (or any successor of the Bank) to elect him as President and Chief Executive Officer of the Bank (or any successor of the Bank) or any action by such board (or board of a successor of the Bank) removing him from any of such office; provided in each case that Involuntary Termination shall mean a Separation from Service as defined herein and that also constitutes an involuntary Separation from Service under Treasury Regulation §1.409A-1(n). In addition, before the Employee terminates his employment pursuant to clauses (1) through (6) of the preceding sentence, the Employee must first provide written notice to the Company within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Company shall thereafter have the right to remedy the condition within thirty (30) days following the date it received the written notice from the Employee. If the Company remedies the condition within such thirty (30) day cure period, then the Employee shall not have the right to terminate his employment as the result of such event. If the Company does not remedy the condition within such thirty (30) day cure period, then the Employee may terminate his employment as the result of such event at any time within sixty (60) days following the expiration of such cure period. All references in this Agreement to an Involuntary Termination that results in the payment of severance shall mean an involuntary Separation from Service under Treasury Regulation §1.409A-1(n). The term "Involuntary Termination" does not include Termination for Cause, termination of employment due to permanent disability pursuant to Section 7(g) of this Agreement, retirement, death or suspension or temporary or permanent prohibition from participation in the conduct of the affairs of a depository institution under Section 8 of the Federal Deposit Insurance Act.

(g) The term "Other Insurance Benefits" shall mean the group life insurance, key man life insurance and long-term disability insurance benefits to be provided pursuant to Section 7(a) of this Agreement for the benefit of the Employee and his dependents and beneficiaries who would have been eligible for such benefits if the Employee had not suffered an Involuntary Termination in the event such benefits were provided immediately prior to the Date of

Termination, with (i) such benefits to be provided on the same terms as if the Employee had continued to remain employed as an executive officer of the Company and the Bank, (ii) such benefits to be provided until the expiration of the Coverage Period or the Employee's death, whichever occurs first, and (iii) the Company or the Bank to pay 100% of the premiums for such continued insurance coverage; provided, however, that in the event that the continued participation of the Employee in any insurance plan specified above is barred, or during the Coverage Period any such insurance plan is discontinued, then the Company and the Bank shall either (A) arrange to provide the Employee with alternative benefits substantially similar to those which the Employee was entitled to receive under such insurance plan immediately prior to the Date of Termination, or (B) in the event such continued coverage is unable to be provided by the Company or the Bank, pay to the Employee within 30 days following the Date of Termination (or within 30 days following the discontinuation of the benefits if later) a lump sum cash amount equal to the projected cost to the Company and the Bank of providing continued coverage to the Employee until the expiration of the Coverage Period, with the projected cost to be based on the costs being incurred immediately prior to the Involuntary Termination (or the discontinuation of the benefits if later), as increased by 15% on each scheduled renewal date. Any insurance premiums payable by the Company or the Bank as specified above shall be payable at such times and in such amounts (except that the Company or the Bank shall also pay any employee portion of the premiums) as if the Employee was still an executive officer of the Company or the Bank (or their successors), subject to any increases in such amounts imposed by the insurance company, and the amount of insurance premiums required to be paid by the Company or the Bank in any taxable year shall not affect the amount of insurance premiums required to be paid by the Company or the Bank in any other taxable year.
(h)     The term "Section 409A" means Section 409A of the Code and the regulations and guidance of general applicability issued thereunder.
(i) The term "Separation from Service" shall mean a cessation or reduction in the Employee's services for the Company and the Bank (and any other affiliated entities that are deemed to constitute a "service recipient" as defined in Treasury Regulation §1.409A-1(h)(3)) that constitutes a "Separation from Service" as determined under Section 409A of the Code, taking into account all of the facts, circumstances, rules and presumptions set forth in Treasury Regulation §1.409A-1(h)

   (j)  The terms "Termination for Cause" and "Terminated for Cause" mean termination of the employment of the Employee because of the Employee's dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (excluding violations which do not have an adverse \effect on the Company or the Bank) or final cease-and-desist order, or (except as provided below) material breach of any provision of this Agreement. No act or failure to act by the Employee shall be considered willful unless the Employee acted or failed to act with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Company. The Employee shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to the Employee a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors at a meeting of the Board duly called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee to present his views on the matter to the Board either in person without counsel or in writing), stating that in the good faith opinion of the Board of Directors the Employee has engaged in conduct described in the preceding sentence and specifying the particulars thereof in detail. The opportunity of the Employee to be heard before the Board shall not affect the right of the Employee to arbitration as set forth in Section 18 of this Agreement.

2. Term; Termination of Prior Employment Agreement.  The initial term of this Agreement shall be a period ending on September 30, 2024, subject to earlier termination as provided herein. On each October 1st, commencing October 1, 2020, the term shall be extended for a period of one year in addition to the then-remaining term, provided that the Company has not given notice to the Employee in writing at least 90 days prior to such annual anniversary date that the term of this Agreement shall not be extended further, and provided further that the Employee has not received an unsatisfactory performance review by either the Board of Directors or the board of directors of the Bank.

3. Employment.  The Employee is employed as the President and Chief Executive Officer of the Company and the Bank. As such, the Employee shall render administrative and management services as are customarily performed by persons situated in similar executive capacities, and shall have such other powers and duties as the Board of Directors or the board of directors of the Bank may prescribe from time to time. The Employee shall also render services to any subsidiary or subsidiaries of the Company or the Bank as requested by the Company or the Bank from time to time consistent with his executive position. The Employee shall devote his best efforts and reasonable time and attention to the business and affairs of the Company and the Bank to the extent necessary to discharge his responsibilities hereunder. The Employee may (i) serve on corporate or charitable boards or committees, and (ii) manage personal investments, so long as such activities do not interfere materially with performance of his responsibilities hereunder.

4.	Cash Compensation.

(a) Salary.  The Company agrees to pay the Employee during the term of this Agreement a base salary (the "Company Salary") the annualized amount of which shall be not less than the annualized aggregate amount of the Employee's base salary from the Company and any Consolidated Subsidiaries in effect at the Effective Date; provided that any amounts of salary actually paid to the Employee by any Consolidated Subsidiaries shall reduce the amount to be paid by the Company to the Employee. The Company Salary, excluding the bonus, shall be paid no less frequently than monthly and shall be subject to customary tax withholding. The amount of the Employee's Company Salary may be increased (but shall not be decreased other than prior to a Change in Control as part of an overall program applied uniformly and with equitable effect to all members of senior management of the Company or the Bank) from time to time in accordance with the amounts of salary approved by the Board of Directors or the board of directors of any of the Consolidated Subsidiaries after the Effective Date, or by the compensation committee of the Board of Directors of any of the foregoing entities.

(b) Bonuses. The Employee shall be entitled to participate in an equitable manner with all other executive officers of the Company and the Bank in such performance-based and discretionary bonuses, if any, as are authorized and declared by the Board of Directors for executive officers of the Company and by the board of directors of the Bank for executive officers of the Bank, or by the compensation committee of the Board of Directors of any of the foregoing entities. Additionally, the Employee shall be entitled to receive a bonus payable annually equal to 0.75% of the Company's fiscal year pre-tax earnings. Any bonus shall be paid not later than 2 1/2 months after the year in which the Employee obtains a legally binding right to the bonus. If the bonus cannot be paid by that date, then it shall be paid on the next following April 15, or such other date during the year as permitted under Section 409A.

(c) Expenses. The Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Employee in performing services under this Agreement in accordance with the policies and procedures applicable to the executive officers of the Company and the Bank, provided that the Employee accounts for such expenses as required under such policies and procedures.

(d) Deferral of Non-Deductible Compensation. In the event that the Employee's aggregate compensation (including compensatory benefits which are deemed remuneration for purposes of Section 162(m) of the Code) from the Company and the Consolidated Subsidiaries for any year ending on or before December 31, 2019 exceeds the greater of (i) $1,000,000 or (ii) the maximum amount of compensation deductible by the Company or any of the Consolidated Subsidiaries in any calendar year under Section 162(m) of the Code (the "maximum allowable amount"), then any such amount in excess of the maximum allowable amount shall be mandatorily deferred (with interest thereon at an annual rate equal to the federal short-term rate under Section 1274(d)(1) of the Code, determined as of the last day of the calendar year in which the Employee's compensation is first not deductible under Section 162(m) of the Code, per annum, compounded annually. Any amount deferred under this Section 4(d) shall be paid either (A) during the first calendar year in which the Company reasonably anticipates, or should reasonably anticipate, that if the deferred amount (or a portion thereof) is paid during such year, the deductibility of the amount paid during such year will not be barred by Section 162(m) of the Code, or (B) if the Employee has a Separation from Service, on January 1 st of the first year following the date of the Separation from Service; provided, however, if the Employee is a "Specified Employee" (as defined in Section 409A) at the time of his Separation from Service, then any amount payable under clause (B) which is not covered by the separation pay plan exemption from Section 409A set forth in Treasury Regulation §1.409A-1(b)(9)(iii), and as such constitutes deferred compensation under Section 409A, shall not be paid until the first business day of the later of (x) the first January following the date of the Employee's Separation from Service, (y) the seventh month following the Employee's Separation from Service, or (z) the nineteenth month following the Effective Date.  The provisions of this subsection shall survive any termination of the Employee's employment and any termination of this Agreement.

5.	Benefits.

(a) Participation in Benefit Plans. The Employee shall be entitled to participate, to the same extent as executive officers of the Company and the Bank generally, in all plans of the Company and the Bank relating to pension, retirement, thrift, profit-sharing, savings, group or other life insurance, hospitalization, medical and dental coverage, travel and accident insurance, education, cash bonuses, and other retirement or employee benefits or combinations thereof. In addition, the Employee shall be entitled to be considered for benefits under all of the stock and stock option related plans in which the Company's or the Bank's executive officers are eligible or become eligible to participate.

(b) Fringe Benefits. The Employee shall be eligible to participate in, and receive benefits under, any other fringe benefit plans or perquisites which are or may become generally available to the Company's or the Bank's executive officers, including but not limited to supplemental retirement, incentive compensation, supplemental medical or life insurance plans, company cars, club dues, physical examinations, financial planning and tax preparation services.

6.	Vacations; Leave.

The Employee shall be entitled to annual paid vacation in accordance with the policies established by the Board of Directors and the board of directors of the Bank for executive officers, in no event less than four weeks per year, and to voluntary leaves of absence, with or without pay, from time to time at such times and upon such conditions as the Board of Directors may determine in its discretion.

7.	Termination of Employment.

(a) Involuntary Termination. If the Employee experiences an Involuntary Termination, such termination of employment shall be subject to the Company's obligations under this Section 7. In the event of the Involuntary Termination of the Employee, if the Employee has offered to continue to provide the services contemplated by and on the terms provided in this Agreement and such offer has been declined, then the Company shall, during the portion of the term of this Agreement remaining following the Date of Termination (the "Liquidated Damage Period"), as damages for breach of contract: (i) pay to the Employee monthly one-twelfth of the Company Salary at the annual rate in effect immediately prior to the Date of Termination and one-twelfth of the average annual amount of cash bonus and cash incentive compensation of the Employee, based on the average amounts of such compensation earned by the Employee from the Company and the Bank for the two full fiscal years preceding the Date of Termination, with such payments to commence as of the first business day of the month following the date of the Involuntary Termination, except as otherwise set forth below or in Section 7(c) below, (ii) provide Health Insurance Benefits to each Covered Person until the expiration of the remaining term of this Agreement or such Covered Person's death, whichever first occurs, and (iii) provide Other Insurance Benefits until the expiration of the remaining term of this Agreement or the Employee's death, whichever first occurs. If the Employee is a "Specified Employee" (as defined in Section 409A) at the time of his Separation from Service, then any payments under this Section 7(a) which are not covered by the separation pay plan exemption from Section 409A set forth in Treasury Regulation §1.409A-1(b)(9)(iii), and as such constitute deferred compensation under Section 409A, shall not be paid until the first business day of the later of (A) the seventh month following the Employee's Separation from Service, or (B) the nineteenth month following the Effective Date, except that if the Employee dies beforehand, the payments made be made on the first business day following the date of his death (the "Delayed Distribution Date"). Any payments deferred on account of the preceding sentence shall be accumulated without interest and paid with the first payment that is payable in accordance with the preceding sentence and Section 409A. To the extent permitted by Section 409A, amounts payable under this Section 7(a) which are considered deferred compensation shall be treated as payable after amounts which are not considered deferred compensation (i.e., which are considered payable on account of an involuntary Separation from Service as herein defined pursuant to a separation pay plan).

(b) Change in Control. In the event that the Employee experiences an Involuntary Termination within the 12 months preceding, at the time of, or within 24 months following a Change in Control, then in addition to the Company's obligations under Section 7(a)

of this Agreement, the Company shall pay to the Employee an amount equal to 299% of the Employee's "base amount" as determined under Section 280G of the Code, with such amount to be paid in equal monthly installments over the then remaining Liquidated Damage Period, except as set forth below or in Section 7(c) below. If the Employee is a "Specified Employee" (as defined in Section 409A) at the time of his Separation from Service, then payments under this Section 7(b) which are not covered by the separation pay plan exemption from Section 409A set forth in Treasury Regulation §1.409A-1(b)(9)(iii), and as such constitute deferred compensation under Section 409A, shall not be paid until the Delayed Distribution Date. Any payments deferred on account of the preceding sentence shall be accumulated without interest and paid with the first payment that is payable in accordance with the preceding sentence and Section 409A. To the extent permitted by Section 409A, amounts payable under this Section 7(b) which are considered deferred compensation shall be treated as payable after amounts which are not considered deferred compensation (i.e., which are considered payable on account of an involuntary Separation from Service as herein defined pursuant to a separation pay plan).

(c) Year-End Straddle Provision. Notwithstanding any other provision contained in this Agreement, in the event any payment under this Section 7 is made contingent upon the execution of a general release and the time period that the Employee has to consider the terms of such general release (including any revocation period under such release) commences in one calendar year and ends in the succeeding calendar year, then the payment shall not be paid until the succeeding calendar year. Payments that would have otherwise been made in the year in which the Date of Termination occurs in the absence of this Section 7(c) shall be accumulated without interest and paid in the immediately succeeding calendar year as soon as practicable following the execution of the general release and the expiration of the revocation period.

(d) Termination for Cause. In the event of Termination for Cause, the Company shall have no further obligation to the Employee under this Agreement after the Date of Termination other than deferred amounts under Section 4(d).

(e) Voluntary Termination. The Employee may terminate his employment voluntarily at any time by a notice pursuant to Section 9 of this Agreement. In the event that the Employee voluntarily terminates his employment other than by reason of any of the actions that constitute Involuntary Termination under Section 1 (f)(ii) of this Agreement ("Voluntary Termination"), the Company shall be obligated to the Employee for the amount of his Company Salary and benefits only through the Date of Termination, at the time such payments are due, and the Company shall have no further obligation to the Employee under this Agreement except as provided in Section 4(d).

(f) Death. In the event of the death of the Employee while employed under this Agreement and prior to any termination of employment, the Company shall pay to the Employee's estate, or such person or beneficiary as the Employee may have previously designated in writing, (i) a lump sum equal to the Company Salary which was not previously paid to the Employee and the Company Salary which he would have earned if he had continued to be employed under this Agreement through the 180th day after the date on which the Employee died; (ii) the amounts of any benefits or awards which, pursuant to the terms of any applicable plan or plans, were earned with respect to the fiscal year in which the Employee died and which the Employee would have been entitled to receive if he had continued to be employed, and the amount of any bonus or incentive compensation for such fiscal year which the Employee would have been entitled to receive if he had continued to be employed, pro-rated in accordance with the portion of the fiscal year prior to his death, provided that such amounts shall be payable when and as ordinarily payable under the applicable plans; and (iii) the unpaid deferred amounts under Section 4(d). The lump sum payable pursuant to clause (i) of this Section 7(f) shall be payable within 30 days following the date of death.

(g) Permanent Disability. For purposes of this Agreement, the term "permanently disabled" means that the Employee has a mental or physical infirmity which permanently impairs his ability to perform substantially his duties and responsibilities under this Agreement and which results in (i) eligibility of the Employee under the long-term disability plan of the Company or the Bank, if any; or (ii) inability of the Employee to perform substantially his duties and responsibilities under this Agreement for a period of 180 consecutive days. Either the Company or the Bank or both may terminate the employment of the Employee after having established that the Employee is permanently disabled.

(h) Regulatory Action. Notwithstanding any other provisions of this Agreement:

(1) If the Employee is removed and/or permanently prohibited from participating in the conduct of the affairs of a depository institution by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act ("FDIA"), 12 U.S.C. § 1818(e)(4) and (g)(1), all obligations of the Company under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected; and

(2) If the Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations of the Company under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the contracting parties.

8.	Tax Gross-Up

(a) If the payments and benefits pursuant to this Agreement, either alone or together with other payments and benefits which the Employee has the right to receive from the Company and its subsidiaries (or their successors), would constitute a "parachute payment" as defined in Section 280G(b)(2) of the Code (the "Initial Parachute Payment"), then the Company shall pay to the Employee, within ten (10) business days after the Date of Termination and subject to applicable withholding requirements, a lump sum cash amount equal to the sum of the following:

(i) twenty (20) percent (or such other percentage equal to the tax rate imposed by Section 4999 of the Code) of the amount by which the Initial Parachute Payment exceeds the Employee's "base amount" from the Company and its subsidiaries, as defined in Section 280G(b)(3) of the Code, with the difference between the Initial Parachute Payment and the Employee's base amount being hereinafter referred to as the "Initial Excess Parachute Payment"; and

 (ii) such additional amount (tax allowance) as may be necessary to compensate the Employee for the payment by the Employee of federal, state and local income and excise taxes on the payment provided under clause (i) above and on any payments under this clause (ii). In computing such tax allowance, the payment to be made under clause (i) above shall be multiplied by the "gross up percentage" ("GUP"). The GUP shall be determined as follows:

GUP = Tax Rate 1 - Tax Rate

The Tax Rate for purposes of computing the GUP shall be the highest marginal federal, state and local income and employment-related tax rate (including Social Security and Medicare taxes), including any applicable excise tax rate, applicable to the Employee in the year in which the payment under clause (i) above is made, and shall also reflect the phase-out of deductions and the ability to deduct certain of such taxes.

The Company's independent tax counsel or accountants shall review each calendar year during the Liquidated Damage Period the determination of the Initial Excess Parachute Payment and shall adjust, to the extent necessary and appropriate, the amount payable pursuant to clauses (i) and (ii) of this Section 8(a) (the "Annual Adjustment Amount"). In the event there is an Annual Adjustment Amount, then the Company's independent tax counsel or accountants shall notify the Company and the Employee of the amount the Employee must pay to the Company or the Company must pay to the Employee in order to put the Employee (or the Company, as the case may be) in the same position the Employee (or the Company, as the case may be) would have been if the Initial Excess Parachute Payment had reflected the Annual Adjustment Amount. In determining the Annual Adjustment Amount, the independent tax counsel or accountants shall take into account any and all taxes (including any penalties and interest) paid by or for the Employee or refunded to the Employee or for the Employee's benefit. As soon as practicable after the Annual Adjustment Amount has been so determined, and in no event more than thirty (30) days after the Annual Adjustment Amount has been so determined, the Company shall pay the Annual Adjustment Amount to the Employee or the Employee shall repay the Annual Adjustment Amount to the Company, as the case may be.

(b) Notwithstanding the foregoing, if it shall subsequently be determined in a final judicial determination or a final administrative settlement to which the Employee is a party that the actual excess parachute payment as defined in Section 280G(b)(1) of the Code (before giving effect to the payments under Sections 8(a)(i) and (ii) above) is different from the Initial Excess Parachute Payment, as adjusted by the cumulative Annual Adjustment Amounts (such different amount being hereafter referred to as the "Determinative Excess Parachute Payment"), then the Company's independent tax counsel or accountants shall determine the amount (the "Final Adjustment Amount") which either the Employee must pay to the Company or the Company must pay to the Employee in order to put the Employee (or the Company, as the case may be) in the same position the Employee (or the Company, as the case may be) would have been if the Initial Excess Parachute Payment had been equal to the Determinative Excess Parachute Payment. In determining the Final Adjustment Amount, the independent tax counsel or accountants shall take into account any and all taxes (including any penalties and interest) paid by or for the Employee or refunded to the Employee or for the Employee's benefit. As soon as practicable after the Final Adjustment Amount has been so determined, and in no event more than thirty (30) days after the Final Adjustment Amount has been so determined, the Company shall pay the Final Adjustment Amount to the Employee or the Employee shall repay the Final Adjustment Amount to the Company, as the case may be.

 (c) In each calendar year that the Employee receives payments of benefits that constitute a parachute payment, the Employee shall report on his federal, state and local income tax returns such information as is consistent with the determination made by the independent tax counsel or accountants of the Company as described above. The Company shall indemnify and hold the Employee harmless from any and all losses, costs and expenses (including without limitation, reasonable attorneys' fees, interest, fines and penalties) which the Employee incurs as a result of so reporting such information, with such indemnification to be paid by the Company to the Employee as soon as practicable and in any event no later than March 15 of the year immediately following the year in which the amount subject to indemnification was determined. The Employee shall promptly notify the Company in writing whenever the Employee receives notice of the institution of a judicial or administrative proceeding, formal or informal, in which the federal tax treatment under Section 4999 of the Code of any amount paid or payable under this Section 8 is being reviewed or is in dispute. The Company shall assume control at its expense over all legal and accounting matters pertaining to such federal tax treatment (except to the extent necessary or appropriate for the Employee to resolve any such proceeding with respect to any matter unrelated to amounts paid or payable pursuant to this Section 8) and the Employee shall cooperate fully with the Company in any such proceeding. The Employee shall not enter into any compromise or settlement or otherwise prejudice any rights the Company may have in connection therewith without the prior consent of the Company.

9.	Notice of Termination.
In the event that the Company or the Bank, or both, desire to terminate the employment of the Employee during the term of this Agreement, the Company or the Bank, or both, shall deliver to the Employee a written notice of termination, stating whether such termination constitutes Termination for Cause or Involuntary Termination or is due to permanent disability, setting forth in reasonable detail the facts and circumstances that are the basis for the termination, and specifying the date upon which employment shall terminate, which date shall be at least 30 days after the date upon which the notice is delivered, except in the case of Termination for Cause. In the event that the Employee determines in good faith that he has experienced an event giving rise to an Involuntary Termination of his employment if not cured, he shall send a written notice to the Company in accordance with Section 1(f) of this Agreement In the event that the Employee desires to effect a Voluntary Termination, he shall deliver a written notice to the Company, stating the date upon which employment shall terminate, which date shall be at least 30 days after the date upon which the notice is delivered, unless the parties agree to a date sooner.

10. Attorneys' Fees.  The Company shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the Employee as a result of (i) the Employee's contesting or disputing any termination of employment, or (ii) the Employee's seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Company (or its successors) or the Consolidated Subsidiaries under which the Employee is or may be entitled to receive benefits; provided that the Company's obligation to pay such fees and expenses is subject to the Employee prevailing with respect to the matters in dispute in any action initiated by the Employee or the Employee having been determined to have acted reasonably and in good faith with respect to any action initiated by the Company or the Bank. The Company agrees to pay such legal fees and related expenses to the extent permitted by law within 60 days following the date the Employee provides notice to the Company with respect to such amounts, and in the event it is subsequently determined that the Employee is not entitled to such payments as a result of the proviso clause in the preceding sentence, the Employee shall repay to the Company within 60 days following such determination any payments for legal fees and related expenses as to which the Employee was not entitled.

11.	Non-Disclosure and Non-Solicitation.

(a) Non-Disclosure. The Employee acknowledges that he has acquired, and will continue to acquire while employed by the Company and/or any Consolidated Subsidiary, special knowledge of the business, affairs, strategies and plans of the Company and the Consolidated Subsidiaries which has not been disclosed to the public and which constitutes confidential and proprietary business information owned by the Company and the Consolidated Subsidiaries, including but not limited to, information about the customers, customer lists, software, data, formulae, processes, inventions, trade secrets, marketing information and plans, and business strategies of the Company and the Consolidated Subsidiaries, and other information about the products and services offered or developed or planned to be offered or developed by the Company and/or the Consolidated Subsidiaries ("Confidential Information"). The Employee agrees that, without the prior written consent of the Company, he shall not, during the term of his employment or at any time thereafter, in any manner directly or indirectly disclose any Confidential Information to any person or entity other than the Company and the Consolidated Subsidiaries. Notwithstanding the foregoing, if the Employee is requested or required (including but not limited to by oral questions, interrogatories, requests for information or documents in legal proceeding, subpoena, civil investigative demand or other similar process) to disclose any Confidential Information, the Employee shall provide the Company with prompt written notice of any such request or requirement so that the Company and/or a Consolidated Subsidiary may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 11(a). If, in the absence of a protective order or other remedy or the receipt of a waiver from the Company, the Employee is nonetheless legally compelled to disclose Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, the Employee may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Information which is legally required to be disclosed, provided that the Employee exercise his best efforts to preserve the confidentiality of the Confidential Information, including without limitation by cooperating with the Company and/or a Consolidated Subsidiary to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information by such tribunal. Notwithstanding anything to the contrary herein, the parties hereto agree that nothing contained in this Agreement limits the Employee's ability to report information to or file a charge or complaint with the Equal Employment Opportunity Commission, the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System or any other federal, state or local governmental agency or commission that has jurisdiction over the Company or any Consolidated Subsidiary (the "Government Agencies"). The Employee further understands that this Agreement does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company and/or any Consolidated Subsidiary. This Agreement does not limit the Employee's right to receive an award for information provided to any Government Agencies. In addition, pursuant to the Defend Trade Secrets Act of 2016, the Employee understands that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual (y) files any document containing the trade secret under seal; and (z) does not disclose the trade secret, except pursuant to court order. On the Date of Termination, the Employee shall promptly deliver to the Company all copies of documents or other records (including without limitation electronic records) containing any Confidential Information that is in his possession or under his control, and shall retain no written or electronic record of any Confidential Information.

(b) Non-Solicitation. As partial consideration for the severance payments, insurance benefits and tax gross-up to be provided to the Employee pursuant to Sections 7 and 8 of this Agreement, the Employee agrees that during the three-year period next following the Date of Termination, the Employee shall not directly or indirectly solicit, encourage, or induce any person while employed by the Company or any Consolidated Subsidiary to (i) leave the Company or any Consolidated Subsidiary, (ii) cease his or her employment with the Company or any Consolidated Subsidiary or (iii) accept employment with another entity or person.

The provisions of this Section 11 shall survive any termination of the Employee's employment and any termination of this Agreement.

12.	No Assignments.

(a) This Agreement is personal to each of the parties hereto, and neither party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that the Company shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) by an assumption agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Failure of the Company to obtain such an assumption agreement prior to the effectiveness of any such succession or assignment shall be a breach of this Agreement and shall entitle the Employee to compensation and benefits from the Company in the same amount and on the same terms as provided for upon an Involuntary Termination under Section 7 hereof. For purposes of implementing the provisions of this Section 12(a), the date on which any such succession becomes effective shall be deemed the Date of Termination.

(b) This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

13.   Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, to the Company at its home office, to the attention of the Board of Directors with a copy to the Secretary of the Company, or, if to the Employee, to such home or other address as the Employee has most recently provided in writing to the Company.

14.   Amendments.  No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

15.   Headings.  The headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

16.   Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

17. G  Governing Law.  This Agreement shall be governed by the laws of the State of Missouri.

18. a  Arbitration.  Any dispute or controversy arising under or in connection with this Agreement (other than relating to the enforcement of the provisions of Section 11) shall be settled exclusively by arbitration before a single arbitrator in Springfield, Missouri under the commercial arbitration rules of the American Arbitration Association (the "AAA") then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The arbitrator shall be selected by the mutual agreement of the parties within ten (10) business days of the date when the parties shall first have the opportunity to select an arbitrator (the "Selection Period"); provided, however, that if the parties fail to agree upon an arbitrator by the expiration of the Selection Period, then each party shall, within five (5) business days after the expiration of the Selection Period, select an arbitrator from the list of arbitrators provided by the AAA and the two arbitrators so selected by each party, acting independently, shall, as soon as practicable and within thirty (30) days of both being selected, agree upon the selection of the arbitrator to arbitrate the controversy or claim.

19. Equitable and Other Judicial Relief.  In the event of an actual or threatened breach by the Employee of any of the provisions of Section 11, the Company shall be entitled to equitable relief in the form of an injunction from a court of competent jurisdiction and such other equitable and legal relief as such court deems appropriate under the circumstances. The parties agree that the Company shall not be required to post any bond in connection with the grant or issuance of an injunction (preliminary, temporary and/or permanent) by a court of competent jurisdiction, and if a bond is nevertheless required, the parties agree that it shall be in a nominal amount. The parties further agree that in the event of a breach by the Employee of any of the provisions of Section 11, the Company will suffer irreparable damage and its remedy at law against the Employee is inadequate to compensate it for such damage.

20. Satisfaction of the Company's Obligations by the Bank. To the extent that the Bank or any other of the Company's Consolidated Subsidiaries pays salary to the Employee or provides benefits to him which the Company is obligated to pay or provide under this Agreement, the Company's obligations under this Agreement shall be deemed to be satisfied.

21. C  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together will constitute one and the same instrument.

22. Changes in Statutes or Regulations.  If any statutory or regulatory provisionreferenced herein is subsequently changed or re-numbered, or is replaced by a separate provision, then the references in this Agreement to such statutory or regulatory provision shall be deemed to be a reference to such section as amended, re-numbered or replaced.

23. Entire Agreement.  This Agreement embodies the entire agreement between the Company and the Employee with respect to the matters agreed to herein. All prior agreements between the Company and the Employee with respect to the matters agreed to herein, including the Prior Agreement, are hereby superseded and shall have no force or effect.

(Signature page follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.
THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

Attest:	Great Southern Bancorp, Inc.

/s/ Doug Marrs	/s/ Rex Copeland
Doug Marrs, Secretary	Rex Copeland, Treasurer

Employee

/s/ Joseph W. Turner
Joseph W. Turner

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